Exhibit 14.1

SUNSTONE HOTEL INVESTORS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.Introduction and Philosophy

Sunstone Hotel Investors, Inc. (with its subsidiaries, “Sunstone”) has adopted this Code of Business Conduct and Ethics (this “Code”) to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure;

•	promote compliance with applicable laws and governmental rules and regulations;

•	ensure the protection of Sunstone’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	deter wrongdoing.

We believe that long-term, trusting business relationships are built by being honest and fair. We strive to uphold the highest professional standards in all business operations and we expect that those with whom we do business will also adhere to these standards.

The basic principle underlying our business practices is good judgment. Laws and regulations help frame good judgment. This means that all Sunstone directors, officers and employees must follow the spirit of the law and act with integrity and ethics, even when the law is not specific.

This Code outlines the broad principles of legal and ethical business conduct embraced by Sunstone. It is not a complete list of legal or ethical issues a director, officer or employee might face in the course of business, and therefore, this Code must be applied using common sense and good judgment. All of Sunstone directors, officers and employees must conduct themselves according to these policies and seek to avoid even the appearance of improper behavior.

All directors, officers and employees of Sunstone are expected to be familiar with the Code and to adhere to its principles and procedures. Failure to comply with the Code can damage Sunstone’s good name, investor and customer relations and business opportunities. In addition, conduct that violates applicable laws and regulations can subject the individuals involved and Sunstone and its officers to civil liability and, in many cases, prosecution, imprisonment and fines. Therefore, Sunstone intends to prevent conduct that is not in compliance with the Code, stop any such conduct that may occur as soon as reasonably possible after its discovery, and discipline those who violate the Code and Sunstone’s related policies and procedures, including individuals who fail to exercise proper management and oversight to detect a violation. Such discipline may include termination of employment, referral for criminal prosecution, and commencement of civil proceedings for reimbursement of any losses or damage resulting from the violation. We will enforce this Code consistently, without regard to title or tenure.

As used in the Code, the word “you” is read to include every director, officer and employee of Sunstone, unless the context clearly indicates otherwise.

For purposes of this Code, the “Code of Ethics Contact Person” will be Sunstone’s in-house counsel.

Amended as of October 1, 2013

II.Honest and Candid Conduct

Each of you owes a duty to Sunstone to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with Sunstone’s policies.

•	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Sunstone policies.

•	Adhere to a high standard of business ethics.

•	Report, in one of the manners described in this Code, every work-related event of a fraudulent, dishonest or criminal nature.

III.Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of Sunstone. A conflict of interest can arise when you take actions or have interests that may make it difficult to perform your Sunstone work objectively and effectively. For example, a conflict of interest would arise if you, or a  member of your family, receives improper personal benefits as a result of your position with Sunstone. Service to Sunstone should never be subordinated to personal gain and advantage.  Any transaction, activity or relationship that could reasonably be expected to give rise to a conflict of interest or the appearance of a conflict of interest must be disclosed in writing and be discussed in advance (i.e., prior to pursuing the contemplated transaction or activity) with the Code of Ethics Contact Person or, if it involves the Code of Ethics Contact Person, with the Chair of the Nominating and Corporate Governance Committee or the Chair of the Audit Committee.

The Board has determined that any transaction involving Sunstone, on the one hand, and Sunstone’s directors, officers or employees, or entities in which any of Sunstone’s directors, officers or employees is employed or has an interest of more than 5%, on the other hand, requires the pre-approval of the Nominating and Corporate Governance Committee. This requirement does not apply to compensation arrangements approved by the Compensation Committee.

In addition, clear conflict of interest situations involving directors, officers and other employees may include any outside business activity that (a) competes or could potentially compete with Sunstone, (b) detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with Sunstone or (c) results in a director, officer or employee being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member.

Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

IV.Improper Payments and Gifts

No director, officer or employee may give or accept any gratuities, gifts (including gifts of equipment, discounts, or favored personal treatment) or anything else of value from an existing or prospective customer, supplier or vendor of Sunstone, or other outside party, where the intent or effect is to give unfair advantage or unfairly influence decisions with respect to any service, transactions or business of Sunstone. Moderate amounts of entertaining are part of normal business relationships with customers, suppliers, and other work-related contacts. However, certain types or amounts of entertainment can be misconstrued and are not appropriate.

The following are examples of prohibited gifts, meals and entertainment:

•	Cash or securities.

•	Personal items, such as jewelry or appliances.

•	Lavish meals or entertainment which does not facilitate discussion of Sunstone business or otherwise serve a valid business purpose.

If not prohibited, gifts, meals and entertainment may be acceptable if the following conditions are met:

•

They are consistent with Sunstone’s business practices and there is no intent or effect to give an unfair advantage or unfairly influence decisions with respect to any service, transactions or business of Sunstone;

•	They do not violate any applicable law, such as state and federal procurement laws and regulations; and

•	Public disclosure would not embarrass Sunstone.

If you have any question concerning these standards, you should consult with your manager, the Code of Ethics Contact Person or either of the Chair of the Nominating and Corporate Governance Committee or the Chair of the Audit Committee.

V.Compliance

Obeying the law, both in letter and in spirit, is one of the foundations on which our ethical policies are built. You must respect and comply with all applicable laws, rules and regulations, including, without limitation, laws relating to alcoholic beverages, anti-trust, campaign finance, civil rights, copyright protection, environmental protection, employment discrimination, health and workplace safety, foreign corrupt practices, securities and taxes. It is your personal responsibility to adhere to the standards and restrictions imposed by those laws, rules and regulations. You should not take at any time any action on behalf of Sunstone that you know or reasonably should know would violate any law or regulation. Although not all directors, officers or employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

VI.Corporate Opportunities

Directors, officers and employees owe a duty to Sunstone to advance Sunstone’s business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless Sunstone has already been offered the opportunity and turned it down, in which case the Nominating and Corporate Governance Committee must approve the director, officer or employee interest therein. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use, or give the appearance of having made use, of Company property or services in a manner not solely for the benefit of Sunstone should consult beforehand with the Code of Ethics Contact Person or either of the Chair of the Nominating and Corporate Governance Committee or the Chair of the Audit Committee.

VII.Confidentiality

In carrying out Sunstone’s business, you will often learn confidential or proprietary information about Sunstone, its managers, franchisors, lenders, lessors, tenants, customers, suppliers or other parties. You must maintain the confidentiality of all information entrusted to you, except when disclosure is authorized or legally mandated. Confidential or proprietary information of Sunstone, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

VIII.Insider Trading

Federal and state securities laws strictly forbid employees from buying or selling Sunstone securities while in possession of material nonpublic information about Sunstone. Similarly, you may not pass recommend buying or selling our securities to a family member, friend or other person when you are aware of such information. This practice, known as “tipping,” also violates securities laws. Any of these actions may amount to “insider trading”, are strictly prohibited and could result in termination, material monetary fines and/or imprisonment. You should refer to our Material Nonpublic Information and Insider Trading policy, which contains more detailed policies and rules relating to transactions in our securities.

IX.Fair Dealing

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. You should deal fairly with Sunstone’s customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage, or give the appearance of having taken unfair advantage, of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

X.Protection and Proper Use of Company Assets

All directors, officers and employees should protect Sunstone’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability.  The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection of the Company’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Company property.

•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•	Use the Company’s telephone system, other electronic communication services and systems, written materials and other property primarily for business-related purposes.

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

XI.Disclosure

Each director, officer or employee involved in Sunstone’s disclosure process, including the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Vice President of Corporate Accounting, Vice President of Financial Reporting, Vice President of Tax, General Counsel and persons performing similar functions (the “Senior Financial Officers”), is required to be familiar with and comply with Sunstone's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that Sunstone’s public reports and documents filed with the Securities and Exchange Commission (“SEC”) comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or Sunstone’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Sunstone officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in Sunstone’s disclosure process, including without limitation the Senior Financial Officers, must:

•	Familiarize himself or herself with the disclosure requirements applicable to Sunstone as well as the business and financial operations of Sunstone.

•

Not knowingly misrepresent, or cause others to misrepresent, facts about Sunstone to others, whether within or outside Sunstone, including to Sunstone’s independent auditors, governmental regulators and self-regulatory organizations.

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

XII.Reporting and Accountability

The Nominating and Corporate Governance Committee (in the context of directors) and the Code of Ethics Contact Person (in the context of employees) are responsible for applying this Code to specific situations in which questions are presented to it or him/her, and have the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to report that information promptly to the Code of Ethics Contact Person or through the Sunstone Business Conduct and Ethics Line (as described below). If you are unsure whether a situation violates this Code, you should discuss the situation with the Code of Ethics Contact Person or either of the Chair of the Nominating and Corporate Governance Committee or the Chair of the Audit Committee to prevent possible misunderstandings and embarrassment at a later date.

When reporting violations, consider giving your identity to allow Sunstone to contact you in the event further information is needed to pursue an investigation. Your identity will be maintained in confidence, to the extent practicable under the circumstances and consistent with enforcing the Code. You may, however, anonymously (without giving your name) report violations to the Sunstone Business Conduct and Ethics Line, which may be accessed online at www.ethicspoint.com or via telephone at (888) 304-7806. Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code. In addition, you should not use the Sunstone Business Conduct and Ethics Line for personal grievances not involving this Code.

Sunstone will not tolerate retaliation against those who report misconduct in good faith and any employee who engages in such retaliation is subject to discipline, including termination and, in appropriate cases, civil and/or criminal liability.

The Nominating and Corporate Governance Committee and the Code of Ethics Contact Person shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, Sunstone will take such disciplinary or preventive action as it deems appropriate, after consultation with the Nominating and Corporate Governance Committee, in the case of a director or officer, or the Code of Ethics Contact Person, in the case of any other employees.

XIII.Waivers

From time to time, Sunstone may amend or waive some provisions of this Code. Any and all waivers of this Code must be approved in advance and in writing. Any amendment or waiver of the Code for officers or directors of Sunstone may be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board and must be promptly disclosed if required by SEC or New York Stock Exchange rules. Any waiver for other employees may be made only by the Code of Ethics Contact Person, and must be reported in writing to the Nominating and Corporate Governance Committee.